Exhibit 10.1.2

DITECH HOLDING CORPORATION
2018 Equity Incentive Plan

Performance Stock Unit Award Agreement

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) entered into as of this 18th day of July, 2018 (the “Date of Grant”), is between Ditech Holding Corporation, a Maryland corporation (the “Company”), and Thomas Marano (the “Participant”). This award is made pursuant to the terms of the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, and capitalized terms used herein but not defined shall have the meanings set forth in the Plan. Reference is made hereby to the Employment Letter Agreement between the Company and the Participant dated April 18, 2018 (the “Employment Agreement”).
Section 1.    Performance Stock Unit Award. The Company has granted to the Participant, on the terms and conditions set forth herein, Performance Stock Units under the Plan with respect to a “target” number of 200,000 share units and a “maximum” number of 500,000 share units, as provided in Section 2 below (the “PSUs”). The PSUs are notional, non-voting units of measurement based on the Fair Market Value of the Common Stock, which will entitle the Participant to receive a payment, subject to the terms hereof, in shares of Common Stock (“Shares”).
Section 2.     Performance-Vesting Requirement.
A.Average Stock Price. Subject to the terms of this Agreement, including the service-based vesting requirement under Section 3 below, the performance-based vesting requirement of the PSUs shall be measured as of April 18, 2019 (the “Measurement Date”), based on the Common Stock achieving an average closing trading price on the New York Stock Exchange (or other principal securities exchange on which the Common Stock is then traded) for the twenty (20) trading days immediately preceding the Measurement Date (“Average Stock Price”). The number of PSUs so vested shall be determined in accordance with the table below, with straight line interpolation applied to determine the number of PSUs that are earned for an Average Stock Price between the levels listed in the table, rounded up to the nearest whole Share:

Average Stock Price		% of Target PSUs Earned	# PSUs Earned
$7.50	Threshold	20%	40,000
$10.00		60%	120,000
$12.50	Target	100%	200,000
$15.00		138%	275,000
$17.50		175%	350,000
$20.00		213%	425,000
$22.50	Maximum	250%	500,000

B.Qualifying Termination. Notwithstanding Section 3.A. above, upon the Participant’s termination of Service prior to the Measurement Date, either (i) by the Company without “Cause,” (ii) by the Participant for “Good Reason,” (iii) by reason of the Participant’s death or “Disability” (each, as defined in the Employment Agreement), or (iv) due to the Participant’s resignation by mutual agreement between the Participant and the Board in the event that the Participant has achieved certain business and individual performance objectives as determined by the Board in its sole discretion, including the Participant’s assistance in identifying and ensuring a smooth transition of responsibilities to the Participant’s successor (each, a “Qualifying Termination”), the number of PSUs earned under the performance vesting requirement in accordance with the table set forth in Section 2.A. above shall be determined treating the date of the Qualifying Termination as the Measurement Date for such purpose.
C.Change of Control. Notwithstanding Section 2.A. above, upon the occurrence of a Change of Control prior to the Measurement Date, the number of PSUs earned in accordance with the table set forth above shall be determined as of the date of such Change of Control, based on the consideration per share (the “Consideration per Share”) received by the holders of the Common Stock in connection with the Change of Control transaction. Such Consideration per Share shall be determined in good faith by the Committee, taking into account the value of all cash and non-cash consideration received by the holders of the Common Stock, and taking into account (on the basis determined appropriate by the Committee) any payments or consideration deferred and/or contingent as a result of escrows, earn-outs, holdback or any other contingencies; provided, however, if in the good faith judgement of the Committee, the Consideration per Share (as so determined) shall not equal the value of the consideration payable in such Change of Control transaction in respect of a share of Common Stock issuable pursuant to a share of issued and outstanding Preferred Stock on an “as converted” basis, the Committee shall further take account thereof and the Consideration per Share shall be determined based on the total consideration payable in respect of all shares of issued and outstanding Common Stock and Preferred Stock, averaged over the sum of (i) the number of issued and outstanding shares of Common Stock and (ii) the number of shares of Common Stock issuable pursuant to all issued and outstanding shares of Preferred Stock; provided further, that if fewer than all of the issued and outstanding shares of Common Stock or all of the issued and outstanding shares of Preferred Stock are acquired or cancelled in such Change of Control transaction, the Committee shall make such equitable adjustments (in good faith) as it shall consider reasonable and appropriate in such circumstances. Any determinations of the Committee required by this Section 2.C. shall be made prior to the effective date of a Change of Control transaction.
Section 3.     Service-Vesting Requirement.
A.Installment Vesting. Except as provided below in this Section 3, fifty percent (50%) of the aggregate number of PSUs earned in accordance with Section 2.A. above as of the Measurement Date shall become vested on the Measurement Date, and fifty percent (50%) of the aggregate number of PSUs earned in accordance with Section 2.A. above as of the Measurement Date shall become vested on the first anniversary of the Measurement Date, based on the Participant’s continued employment through each such date. Upon a termination of the Participant’s Service for any reason other than in a Qualifying Termination (as provided below) prior to either such vesting date, the Participant shall forfeit, immediately and without consideration, all then unvested PSUs upon such termination of Service.
B.Qualifying Termination. Notwithstanding Section 3.A. above, upon the Participant’s Qualifying Termination, the service-vesting requirement of the PSU shall be deemed satisfied in full.
C.Change of Control. Notwithstanding Section 3.A. above, upon a Change of Control, provided that the Participant remains in Service as of such date, the service-vesting requirement of the PSU shall be deemed satisfied in full.
Section 4.     Settlement of PSUs.
A.Settlement. The Company shall deliver to the Participant, as soon as practicable but in no event later than five (5) business days following the applicable date that all vesting requirements have been satisfied, a number of Shares equal to such number of vested PSUs. The PSUs and the Shares (and any resulting proceeds) will continue to be subject to Sections 12.2 (Termination for Cause) and 12.3 (Right of Recapture) of the Plan.
B.Tax Withholding. The Company will have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to settlement of the PSUs or any other taxable event arising as a result of this Agreement.
Section 5.     Restrictions on Transfer. No portion of the PSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to a designated beneficiary of the Participant, unless and until the settlement of the PSUs in accordance with Section 4 hereof.
Section 6.     Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the Shares payable hereunder, including without limitation any right to vote such Shares or to receive dividends or other distributions in respect thereof, until the settlement of the PSUs and delivery of the Shares payable hereunder in accordance with Section 4 hereof.
Section 7.     Changes in Capitalization. The Award shall be subject to the provisions of Section 4.5 of the Plan relating to adjustments for changes in corporate capitalization.
Section 8.     Construction. This Agreement and the Award evidenced hereby are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the PSUs hereunder subject to all terms and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, then the Plan shall govern and prevail.

The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.
Section 9.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland, without giving effect to the choice of law principles thereof.
Section 10.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
Section 11.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.
Section 12.     Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements, including without limitation the provisions of Exhibit A of the Employment Agreement, to the extent related the “2018 PSU.”

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

DITECH HOLDING CORPORATION

By: /s/ Liz Monahan

Name: Liz Monahan

Title: SVP, Human Resources

PARTICIPANT

By: /s/ Thomas Marano

Print Name: Thomas Marano

5